Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") executed on  to __________ be effective as of January 1, 2006 (the "Effective Date"), by and between CASTLE RESORTS & HOTELS, INC., a Hawaii corporation, (the "Company"), and ALAN MATTSON ("Executive"), as President of Company. The Company desires to employ the services of Executive on the terms and subject to the conditions of this Agreement, and Executive desires to accept such employment.

In consideration of the terms and mutual covenants contained in this Agreement, the Company and Executive agree as follows:

1. Employment. The Company hereby engages the services of Executive as its President to perform all duties consistent with such offices, and Executive hereby accepts such employment. During the term of this Agreement, Executive shall perform such additional duties and accept appointment to such additional positions of the Company, or its subsidiaries and/or its parent company as may be specified by the Board of Directors of the Company. Executive shall perform his obligations to the Company pursuant to this Agreement under the direction of the Board of Directors of the Company and Executive shall devote his full time and efforts to such performance.

2. Term. This Agreement shall continue in full force and effect for a term beginning on the Effective Date and ending on December 31, 2010, unless sooner terminated pursuant to this Agreement.

3. Compensation. As compensation for his services rendered pursuant to this Agreement, Executive shall receive from the Company a base salary of $160,000 per year commencing with the Effective Date, increased to $170,000 per year on January 1, 2007, to $180,000 on January 1, 2008, to $190,000 effective January 1, 2009 and to $200,000 on January 1, 2010. All base salary shall be payable in equal installments at least monthly on the last day of each month or at more frequent intervals in accordance with the company's customary pay schedule.

4. Bonus Plan. Executive shall receive a "Budget Achievement Bonus" and a "Stock Incentive Bonus Award" for each of the years ending on December 31, 2006, 2007, 2008, 2009 and 2010 in which he is employed by the Company on the last day of said year and in which the Company's net income exceeds the net income in the approved budget for that year, calculated according to the terms and conditions set forth in Exhibit "A."

5. Employment Benefits. In addition to his base salary and bonuses, Executive shall be entitled to participate in and receive benefits from all of the Company's compensation, pension, retirement, life insurance, health, accident, disability and other employee benefits plans, arrangements and programs (the "Company's benefit programs"), if and to the extent such benefits are provided to similarly situated executive officers of the Company, and shall be eligible to participate in all other plans now or hereafter maintained by the Company for which senior executive officers of the Company are eligible. Unless otherwise provided therein, the Company's benefits programs may change from time to time or be discontinued as determined by the Company to be appropriate to changing business situations. Without limiting the foregoing, Executive shall also receive the following benefits:

(a) Medical, Dental, Drug and Vision Insurance. Medical, dental, drug and vision insurance shall be provided to Executive and any eligible dependents at the Company's expense to the extent provided to senior executive officers of the Company in accordance with the Company's health insurance benefit contracts.

(b) Vacation. Executive shall accrue twenty (20) days of paid vacation per annum, prorated from the Effective Date of this Agreement for the remainder of the first year of this agreement. In addition, Executive shall be entitled to all holidays extended to Company employees. Vacation not used in any year may be carried over to the next year but no more than ten (10) vacation days may be accumulated. In the event of termination of Executive's employment under this Agreement, Executive shall be paid for all unused, accumulated vacation days he may have as of the date of termination.

(c) Group Benefit and Group Insurance Plans. Executive shall participate in group benefit and insurance plans, with benefits and coverage equal to, or greater than, those offered to other members of senior management of the Company if and to the extent that the Company now or hereafter provides such plans. The Company retains the right to modify such plans but shall provide Executive with thirty (30) days advance notice of such modifications. The Company shall pay all premiums on any such group insurance policies during the term hereof.

(d) Vehicle and Parking. Executive shall be provided with car allowance of a $250 per semi-monthly pay period. Executive shall be provided with a parking stall at the Company's office.

(e) Business Expenses. The Company shall reimburse Executive for all reasonable out-of-pocket business expenses he incurs in fulfilling his duties hereunder, in accordance with the general policies of the Company in effect from time to time, provided that Executive furnishes to the Company with adequate records and other documentary evidence required by all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such business expenses as a deduction on the federal or state tax returns of the Company.

(f) Directors and Officers Liability Insurance. The Company shall indemnify Executive against any claims, liabilities, costs and expenses which may be incurred or asserted against Executive in connection with or relating to his employment by the Company, to the fullest extent permitted by law.

(g) Compliance with Laws. The Company shall exercise diligent efforts to come into compliance with its reporting obligations under the Securities and Exchange

Act of 1934, and other applicable securities and corporate governance statutes applicable to publicly held companies.

6. Termination.

(a) Termination by the Company for Cause. The Company may terminate Executive's employment hereunder at any time for Cause. For purposes of this Agreement, "Cause" shall mean (i) conviction of a felony or other crime bearing a rational relationship to Executive's duties to the Company hereunder; (ii) commission of any act involving dishonesty, disloyalty, or fraud with respect to the Company; (iii) willful and continued failure to substantially perform his duties to the Company hereunder (other than any such failure resulting from his incapacity due to physical or mental illness) which is not cured or remedied within sixty (6o) days after written notice thereof to Executive; (iv) any other material breach of this Agreement or any other agreement to which Executive and the Company are parties which is not cured or remedied within sixty (6o) days after written notice thereof to the Executive or (v) any willful misconduct by Employee which materially and adversely interferes with the Company's ability to increase the number of units under its management.

For purposes of determining whether Cause exists hereunder, no act, or failure to act, on Executive's part, shall be considered "willful" unless done, or omitted to be done, by Executive without good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

Termination for Cause shall cause Executive to forfeit all employment benefits and all compensation not yet due as of the effective date of such termination for Cause. Termination for Cause under this subparagraph shall also cause Executive to forfeit all severance payments otherwise payable pursuant to Paragraph 8 below.

(b) Termination in the Event of Executive's Disability. The Company may terminate Executive's employment hereunder if he becomes Disabled (as defined herein). For purposes of this Agreement, Executive shall be "Disabled" if: (i) Executive has substantially failed to perform the essential functions of his duties hereunder for a period or periods totaling twelve (12) full calendar months (notwithstanding reasonable accommodation by the Company) because of a medically determinable disease, injury or other mental or physical disability and Executive has been declared by the insurer to be "totally disabled" and qualified for benefits under any disability income insurance policy maintained by the Company, or (ii) if an independent physician selected in good faith by the Company examines Executive (and Executive hereby agrees to permit such examination at the Company's expense) and advises the Company that because of a medically determinable disease, injury or other mental or physical disability, Executive will not be able to perform the essential functions of his duties hereunder, notwithstanding reasonable accommodations by the Company, and that such disability is determined or reasonably expected to last at least twelve (12) calendar months. The physician shall be board-certified in the specialty most closely related to the nature of the disability alleged to exist.

If the Company terminates Executive's employment because he is Disabled, Executive shall receive the compensation due under Paragraph 3, bonuses due under Paragraph 4 and benefits due under Paragraph 5 of this Agreement through the Date of Termination, and twelve monthly installments in the amount of the base salary (calculated on a monthly basis) which he is earning at the time of termination.

Notwithstanding anything else in this Paragraph 6 to the contrary, Executive does not waive any rights, nor does the Company consider that he has waived any rights he may have under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar applicable state law.

(c) Termination Upon Death. In the event of Executive's death, his employment hereunder shall terminate. Executive's estate shall receive compensation, reimbursement of expenses, bonuses and benefits due to Executive under Paragraphs 3, 4 and 5 through the date of death.

(d) Termination by Executive for Good Reason. Notwithstanding any other provision of this Agreement, Executive shall be entitled to terminate his employment for Good Reason. For the purposes of this Agreement, "Good Reason" shall mean, without Executive's express prior written consent, any of the following:

(i) The assignment to Executive of any duties inconsistent with Executive's position and duties with the Company as President; the failure to provide Executive with a suitable office; or an adverse change in Executive's titles or offices as in effect on the date hereof, or any removal of Executive from or any failure to reappoint Executive to any of such positions;

(ii) A reduction by the Company in Executive's base salary except as part of a comparable percentage deferment of the payment of the salaries of other members of senior management of the Company applied to Executive in a nondiscriminatory manner;

(iii) The Company's requiring Executive to be based anywhere other than the Honolulu, Hawaii metropolitan area in which Executive's office is located on the date of this Agreement, except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations;

(iv) The failure by the Company to provide through the term hereof (to the extent required by Paragraph 5) any compensation, benefit, pension, profit sharing or retirement plan (including a deferred compensation plan), life insurance plan, medical insurance plan, health-and-accident plan or other employee benefit or executive benefit plan or program in which Executive is entitled to participate (or plans providing Executive with substantially similar benefits in the aggregate), or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or program or deprive Executive of any material fringe benefit enjoyed by Executive or to which Executive is entitled on the date hereof, unless the discontinuance of any of such plans or a reduction in benefits thereunder is nondiscriminatory as to Executive and is applied to senior management of the Company, its subsidiaries and affiliates, and any parent or successor of the Company; or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy or special arrangement with Executive;

(v) A material breach of this Agreement by the Company; or

(vi) Any purported termination of Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 7 below (and, if applicable, Paragraph 6(b) above); and for purposes of this Agreement, no such purported termination shall be effective.

Executive's right to terminate his employment pursuant to this Paragraph 6(d) shall not be affected by Executive's incapacity due to physical or mental illness. Notwithstanding any other term or condition of this Agreement, Executive shall not be entitled to terminate his employment for Good Reason, unless he has provided the Company with written notice of the action or omission which Executive contends entitles Executive to terminate his employment for Good Reason and such action or omission is not cured or remedied within sixty (60) days after written notice thereof to the Company; provided that any nonpayment of Executive's base salary must be cured within ten (10) days, and the 60-day cure period shall not apply to (i) the matters set forth in Section 6(d)(ii), Section 6(d)(iii), and Section 6(d)(vi).

7. Notice and Date of Termination. Any termination of Executive's employment under this Agreement, either by the Company for Cause or by the Employee for Good Reason, shall be communicated by a written Notice of Termination (the "Notice") to the other party hereto. The Notice shall specify the particular termination provision in this Agreement relied upon by the terminating party, recite the facts and circumstances claimed to provide the basis for such termination, and specify the Date of Termination. Any such Notice to Executive shall be delivered personally to Executive or delivered to his residence address listed in the Company's personnel records. For purposes of this Agreement, "Date of Termination" shall mean (i) if Executive's employment is terminated for disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period; (ii) if Executive's employment is terminated due to his death, the date of death; or (iii) if Executive's employment is terminated pursuant to Paragraph 6(a) or 6(d), the date specified in the Notice of Termination.

8. Payments on Termination.

(a) Termination by the Company for Cause. If Executive's employment is terminated by the Company for Cause pursuant to Paragraph 6(a), or if Executive terminates his employment other than for Good Reason pursuant to Paragraph 6(d), the Company shall pay Executive's base salary through the Date of Termination at the rate then in effect at the time the Notice of Termination is given, (ii) the Company shall pay all accrued paid vacation days to which Executive is entitled hereunder, (iii) the Company shall reimburse Executive for any expenses for which he is entitled to reimbursement hereunder as of the Date of Termination, and (iv) Executive shall forfeit all unaccrued compensation and employment benefits as of the Date of Termination as well as all rights to severance payments. Such termination shall not affect any of Executive's retirement rights or other benefits to the extent such rights or benefits are legally vested at the time of termination under applicable law and the terms of the relevant plan or program, excluding any severance payments provided hereunder.

(b) Termination by the Company without Cause or by Executive for Good Reason. If the Company terminates Executive's employment other than for Cause, or if Executive terminates his employment for Good Reason pursuant to Paragraph 6(d), prior to the expiration of the term of this Agreement, the Company will pay Executive in a single payment the following amount on the fifth day following the Date of Termination, which payment shall be in lieu of any further compensation to Executive under this Agreement for periods subsequent to the Date of Termination (other than accrued vacation days, thrift, pension, retirement, and any applicable disability benefits, including coverage under the Company's life, medical, dental, vision, health insurance plans or equivalent coverage, during the period Executive receives disability benefits, which shall be paid in accordance with the plans, programs and policies relating thereto, notwithstanding termination of employment):

(i) Executive's base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; all accrued paid vacation days to which Executive is entitled hereunder; any expenses for which Executive is entitled to reimbursement hereunder as of the Date of Termination, and

(ii) One-twelfth (1/12th) of Executive's base salary at the rate in effect at the time Notice of Termination is given, multiplied by the number of months (including partial months) until the then scheduled end of the term of this Agreement, if such termination had not occurred, or 1oo% of Executive's base salary at the rate in effect at the time Notice of Termination is given, whichever is greater.

In addition, the following payments shall be made as soon as practicable after the Date of Termination but in no event later than 30 days thereafter:

(iii) Notwithstanding any provision of any deferred compensation plan then in effect delaying or making conditional any such payments, the sum of all amounts to which Executive is entitled under any such deferred compensation plan whether upon termination of Executive's employment or otherwise; and

(iv) Notwithstanding any provision of any management incentive plan or any other incentive compensation plan then in effect, an amount equal to the sum of (a) any incentive compensation which has been allocated for the fiscal year preceding that in which the Date of Termination occurs but has not yet been paid, and (b) any award under an incentive compensation plan which has not yet been paid for any period which has been closed prior to the Date of Termination.

In addition, the Company shall maintain coverage and pay all premiums for Executive and his family under the life, medical, health, dental, vision and disability insurance plans in which Executive participated immediately prior to termination of his employment for the remainder of the term of this Agreement as if Executive had not been terminated.

Notwithstanding any other term or condition of this Agreement, unless the termination arises out of or in connection with or subsequent to the sale or merger of the Company, the sale of a controlling block of shares in the Company, a sale of the Company's assets or other similar transaction resulting in the replacement of a majority of members of the Board of Directors of the Company, (a) the payment of Executive's base salary referred to in paragraph 8(b)(ii), shall be limited to a maximum of twenty four (24) months, (b) the Company may elect to pay Executive's base salary in equal semi-monthly installments on the first and fifteen day of each month and (c) the amount of each monthly payment shall be reduced by fifty per cent (50%) of the amount of gross income which Executive receives from any other employment or consulting during the prior month ("Replacement Income"). In the event of any dispute or controversy concerning the amount of Executive's Replacement Income for a month, Company shall pay Executive the full amount of Executive's base salary, less the amount of Replacement Income which Executive acknowledges receiving for that month and shall submit a claim for the disputed amount to the dispute resolution process set forth in paragraph 17 herein.

The foregoing payment obligations shall be Executive's sole remedy in the event of the Company's termination of Executive's employment other than for Cause, Executive's termination of his employment for Good Reason or the termination of his employment by reason of expiration of this Agreement.

(c) Failure to Make Payments. If at any time the Company fails to pay any payments specified in Paragraph 8 (b) above, within thirty days after the date such payment was due, Executive's obligations under Paragraphs 11(a) and 11(b) below shall terminate. Notwithstanding the termination of such obligation, Executive shall retain the right to full payment of the amounts owed, together with interest thereon at the rate of 8% per annum and collection costs, if any, including reasonable attorney's fees. The failure to pay the amounts specified in Paragraph 8(b) shall not relieve Executive of the restrictions specified in Paragraphs 9 and 10 of this Agreement.

9. Inventions and Improvements. Executive agrees that all inventions, innovations or improvements in the Company's software products or methods of conducting its business (including new combinations, applications, improvements, ideas and discoveries, whether or not copyrightable or patentable) conceived or made by him while employed by the Company or using the Company's equipment and all reports, data, writings or technical information prepared by him in connection with his employment by the Company or using the Company's equipment shall be "work made for hire" within the meaning of Section lox of the United States Copyright Act and shall belong to the Company. Executive will promptly disclose such software, inventions, innovations or improvements to the Company and perform all actions reasonably requested to establish or confirm the ownership of the Company thereof, including but not limited to providing the Company with copies of any programs constituting software used or developed by Executive in connection with his employment with the Company or using the Company's equipment.

10. Ownership, Non-Disclosure and Non-Use of Confidential or Proprietary Information.

(a) Executive covenants and agrees that while employed by the Company and after the termination of such employment he will not, directly or indirectly:

(i) give to any person not authorized by the Company to receive it. or use it, except for the sole benefit of the Company, any of the Company's proprietary data or information whether relating to products

(ii) ideas, designs, processes, research, marketing, customers, management know-how, finances or otherwise; or give to any person not authorized by the Company to receive it any specifications, reports or technical information, or the like, owned by the Company; or

(iii) give to any person not authorized by the Company to receive it, any information that is not generally known outside the Company or that is designated by the Company as limited, private or

confidential.

(b) Executive covenants and agrees that he will keep informed of the Company's policies and procedures for safeguarding the Company's property including proprietary data and information and will strictly comply therewith at all times during his employment by the Company. Executive will not, except when authorized by the

Company; remove any Company property from the Company's premises. Executive will return to the Company immediately upon termination of his employment all Company property in his possession or control.

11. Additional Covenants of Executive.

(a) Executive covenants and agrees that, for a period of two years after the termination of his employment by the Company for Cause, he will not directly or indirectly (whether as employee, director, owner, 5% or greater stockholder, consultant, partner (limited or otherwise)) engage in or have any interest in, any business that directly competes with any business which the Company engaged in during the term of his employment in Hawaii or the Pacific islands (the "Restricted Area"); provided, however, that nothing herein will prevent Executive from owning up to 5% of the outstanding stock of the corporation, so long as Executive does not participate in the business of such corporation other than as a passive investor. The Company may, in its reasonable discretion, give Executive written approval(s) to personally engage in any activity or render any services referred to in this paragraph if the Company secures written assurances (reasonably satisfactory to the Company and its counsel) from Executive and any prospective employer(s) of Executive that the integrity of the Company's confidential or proprietary information will not in any way be jeopardized by such activities.

(b) Executive covenants and agrees that, for a period of two years after termination of his employment by the Company for Cause, he will not, directly or indirectly, (i) solicit, induce or hire away, or assist any third party in soliciting, diverting or hiring away, any employee of the Company, whether or not the employee's employment is pursuant to a written agreement and whether or not such employment is for a specified term or is at will, or (ii) induce or attempt to induce any customer of the Company or prospective customer with whom the Company has had substantial contact during the term of Executive's employment to cease doing business with the Company and do business with Executive in competition with the Company in the Restricted Area.

(c) Executive covenants and agrees that should (i) the Company elect to terminate him with Cause, or (ii) Executive elects to terminate this Agreement without Good Reason, Executive shall still be bound by the Additional Covenants set forth in Paragraphs 11(a) and ii(b), except as expressly excused by Paragraph 8(c). Executive agrees and acknowledges that, by receiving the compensation due from the Effective Date of this Agreement until the date of termination, resignation, or expiration of Agreement, by being granted access to the Company's confidential and proprietary information, and by being granted the opportunity to receive the payments set forth in Paragraph 8 above, he has received sufficient consideration for these Additional Covenants.

12. Indemnity. The Company shall indemnify and hold Executive harmless, to the fullest extent allowed by law, from any claim, cause of action, litigation or allegation arising from any acts, omissions or decisions taken or made by Executive while performing services for the Company or in connection with his employment with the Company, including any acts or omissions while serving as a director or officer of the Company or its affiliates or as the Company's representative on any non-profit board of directors or similar organization. The Company may, subject to the reasonable consent of Executive, select counsel to represent Executive in connection with such proceedings. The Company shall provide liability insurance covering Executive with respect to actions and omissions in connection with his employment with the Company on terms no less favorable than such insurance maintained in effect by the Company on the date hereof, in terms of the extent and the amounts of coverage.

13. Substance Abuse Testing. Executive may be required to submit to a urinalysis or other drug test on a random or annual basis. Failure to submit to a properly requested drug test may constitute grounds for termination. Detection of the presence of illegal drugs as a result of such testing may also constitute grounds, for termination.

14. Complete Agreement. This Agreement together with any attached Exhibits embodies the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or among the parties, whether written or oral, concerning the subject matter hereof in any way.

15. Amendments; Waivers. This Agreement may not be amended except by a writing signed by the Company and Executive. Any waiver by a party hereof of any right hereunder shall be effective only if evidenced by a signed writing, and only to the extent set forth in such writing.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs and assigns, except that Executive may not assign any of his obligations hereunder without the prior written consent of the Company.

17. Remedies.

(a) With the exception of claims arising under Paragraphs 9, 10, and II of this Agreement, any other claim arising out of or relating to the provisions of this Agreement, or its breach, shall first be submitted to mediation by a mediator selected by the parties, or if the parties cannot agree on a mediator, the mediator shall be appointed by Dispute Resolution Inc. If the parties are unable to resolve any claim through mediation, the claim shall settled by arbitration by a panel of three arbitrators in the City and County of Honolulu, State of Hawaii, in accordance with the then governing rules for the resolution of Employment Disputes of Dispute Resolution, Inc. or a similar organization mutually acceptable to the parties. The majority of the panel of arbitrators shall award attorney's fees and cost to the prevailing parties. Judgment upon the award rendered by the panel of arbitrators may be entered and enforced in any court of competent jurisdiction.

(b) Each of the parties to this Agreement will be entitled to specifically enforce its rights under Paragraphs 9, 10, and ii of this Agreement, to recover damages by reason of any breach of those provisions of this Agreement, and to exercise all other rights to which it may be entitled under these Paragraphs in a court of law or equity. The parties agree and acknowledge that money damages may not be an adequate remedy for breach of the Paragraphs 9, 10, and it of this Agreement, and accordingly, each party hereby agrees and consents that in the event of any material breach of Paragraphs 9, 10, and 11 of this Agreement by it, the non-breaching party may obtain appropriate injunctive relief or an order for specific performance, in order to enforce or prevent any violations of those provisions of this Agreement.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

19. Notices. Any notice to be given hereunder shall be in writing and shall be effective when personally delivered or sent to the other party by registered or certified mail, return receipt requested, or overnight carrier, postage prepaid, or otherwise when received by the other party, at the address set forth at the end of this Agreement.

20. Severability. Any provision of this Agreement that is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction, or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above to be effective as of the Effective Date.

CASTLE RESORTS & HOTELS, INC.

By:/s/Rick Wall

By:/s/Jerry Ruthruff

/s/Alan Mattson

ALAN MATTSON

BUDGET ACHIEVEMENT BONUS AND STOCK INCENTIVE BONUS AWARD PROGRAM

I. Definitions. Capitalized terms shall be defined as follows:

(A) "Net Income" shall mean the Company's net income under generally accepted accounting principles consistently followed by the Company, as determined by the Company's auditors, adjusted, if and to the extent deemed appropriate by the Board of Directors, for any extraordinary transactions or events which, in the judgment of the Board of Directors, materially affected Net Income in a way which should not affect the bonuses to be paid to Executive and the President of the Company.

(B) "Budgeted Net Income" shall mean the estimated Net Income which the Company anticipates earning in a year as set forth in the annual budget approved by the Board of Directors.

(C) "Income Over Budget" shall mean the amount by which the Company's Net Income exceeds Budgeted Income.

(D) "Bonus Percentage" shall be determined based on the amount of the Company's Income Over Budget according to the following table:

(i)	Less than $500,000:	5%;
(ii)	Between $500,000 and $1,000,000	6%;
(iii).	Between $1,000,001 and $1,500,000:	7%
(iv)	$1,500,001 or more:	8%

(E) "Common Stock" shall mean fully paid, non-assessable shares of the common stock of the Company, adjusted as determined by the Board of Directors for any stock splits or similar transactions; and

(F) "Year End Value of the Common Stock" for the calendar year ending on December 31, 2006 shall be fixed at $2.00 per share of Common Stock. For the years ending on December 21, 2007, 2008 and 2009, and 2010, the "Year End Value of the Common Stock" shall mean the lower of:

(i) the fair value of the Common Stock as of the end of the prior year, as determined by the Board of Directors at the first meeting of the Board of Directors each year, reduced by 15%; or

(ii) if during December of the year for which the bonus is being calculated, the Common Stock was being traded on or through a recognized securities market or exchange in sufficient volume in the judgment of the Board of Directors to establish fair market value, the average price at which the Company's Common Stock traded in such market or exchanges as determined by the Board of Directors, reduced by

15%.

II. Budget Achievement Bonus. For each of the years ending December 31, 2006, 2007, 2008, 2009 and 2010 in which the Company has Income Over Budget, Executive shall receive a Budget Achievement Bonus of 15,000 shares of Common Stock, provided, however, that for each of the years ending on December 31, 2007, 2008, 2009 and 2010, in which Executive earns a Budget Achievement Bonus, he may elect to receive a bonus of $30,000.00 in cash in lieu of 15,000 shares of Common Stock. For the calendar year ending on December 31, 2006, if the Company's stock is not actively traded in a recognized securities market, Executive may elect to receive a bonus of $30,000.00 in cash in lieu of 15,000 shares of Common Stock.

III. Stock Incentive Bonus Award. For each of the years ending December 31, 2006, 2007, 2008, 2009 and 2010 in which the Company's has Income Over Budget, executive shall receive a Stock Incentive Bonus Award of Common Stock equal to:

(A) the Bonus Percentage;

(B) multiplied by the Income Over Budget;

(C) divided by the Year End Value of the Common Stock.

Example:

If the Budgeted Net Income for a year was $2,000,000 and the realized Net Income was $3,200,000, "Income Over Budget" would be $1,200,000.

The "Bonus Percentage" for a year with `Income Over Budget" of between $1,000,001 and $1,500,000 is 7%.

If and the Company's stock was trading at $4.00 at the end of the prior year, and at an average of $5.00 during December of the year for which the bonus is being calculated, the "Year End Value of the Common Stock" is based on the lower of two prices. $4.00 per share (the value per share at the end of the prior year) less 15% results in a Year End Value of the Common Stock of $3.60 per share.

Multiplying the Bonus Percentage (7%) by the Income Over Budget ($1,200,000) equals $84,000. Dividing $84,000 by $3.60 (the "Year End Value of the Common Stock")

results in a "Stock Incentive Bonus Award" of 23,333 shares of the Company's common stock.